UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2010

ALBANY MOLECULAR RESEARCH, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-25323	14-1742717
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21 Corporate Circle, P.O. Box 15098, Albany, NY	12212
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (518) 512-2000

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On July 14, 2010, Albany Molecular Research, Inc. (the “Company”) amended its Research/Manufacturing Agreement (the “Amendment”) with Schering Corporation (“Schering”), a subsidiary of Merck & Co., Inc.  The Research/Manufacturing Agreement (the “Agreement”) between the Company and Schering was originally entered into on January 13, 2006.

Under the terms of the Agreement, the Company provides various drug discovery services to Schering on one or more research projects on a Full-Time Equivalent (“FTE”) basis.  The amended Agreement extends the termination date to March 31, 2015 and provides for global integrated drug discovery services to continue to be provided from the U.S. as well as through the Company’s subsidiaries in India, Hungary and Singapore.  The Amendment also amends the FTE rate to be charged to Schering for U.S. based FTEs and establishes the rates to be charged to Schering for India, Hungary and Singapore based FTEs.  The Amendment also amends the termination provisions in the Agreement to allow for a termination of the Agreement or any project with 60 to 90 days written notice (“Notice Period”), with the Notice Period dependent on the number of FTE’s terminated.

The foregoing is a summary of the material terms of the Agreement and does not purport to be complete.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 19, 2010	ALBANY MOLECULAR RESEARCH, INC.

	By:	/s/ Mark T. Frost
Name: Mark T. Frost
Title: Senior Vice President, Administration, Chief Financial Officer and Treasurer